Draft:  3/19/03

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR
15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported):  May 20, 2003

NATIONAL EQUIPMENT SERVICES, INC.

(Exact name of registrant as specified in its charter)

Delaware

1-14163

36-4087016

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1603 Orrington Avenue

Suite 1600
60201

Evanston, IL		(Zip Code)

Registrant’s telephone number, including area code:  (847) 733-1000

Item 5. Other Matters and Regulation FD Disclosure

On May 14, 2003, National Equipment Services, Inc. (the "Company") and the senior bank lenders under its Amended and Restated Credit Agreement dated as of August 6, 1999, as amended (the "Credit Agreement"), entered into the Third Forbearance Agreement and Amendment No. 10 to the Amended and Restated Credit Agreement (the "Third Forbearance Agreement"), which extended the forbearance period.  The forbearance period, which is currently scheduled to end on June 15, 2003, will end sooner upon the occurrence of certain events, such as an event of default under the Credit Agreement (other than an Acknowledged Event of Default (as defined)), or in the event the Company fails to complete certain actions over the course of the next month leading to a financial restructuring.  As copy of the Third Forbearance Agreement is attached as Exhibit 99.1 and incorporated herein by reference.

On May 23, 2003, the Company received written notice from Wachovia Bank, National Association, in its capacity as Agent under the Credit Agreement, that the Lenders were exercising their right under the Credit Agreement and Indentures governing the Company's Senior Subordinated Notes due 2004, Series B and Series D (collectively, the "Senior Subordinated Notes"), to prevent the Company from making any payment to the trustee with respect to the Company's Senior Subordinated Notes, including the payment of interest due May 30, 2003.  The failure of the Company to pay interest on the Senior Subordinated Notes, which is not cured within 30 days, would constitute an event of default under the Senior Subordinated Notes, allowing the holders of the Senior Subordinated Notes to exercise their rights and remedies, including acceleration of the principal amount due on the Senior Subordinated Notes, which if exercised, would have a material adverse effect on the Company.  The Company is currently in discussions with an Ad Hoc Committee of holders of the Senior Subordinated Notes with respect to potential restructuring.  No assurance can be given that any agreement will be reached with the Ad Hoc Committee, or whether the terms of any such restructuring will be acceptable to the Company.  As previously disclosed, in light of the Company's current condition, the Company may seek protection from its creditors under Chapter 11 of the United States bankruptcy laws.

Item 7. Financial Statements and Exhibits

(a)                                  Not applicable.

(b)                                 Not applicable.

(c)                                  Exhibits:

99.1                           Third Forbearance Agreement and Amendment No. 10 to Amended and Restated Credit Agreement entered into as of May 14, 2003.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

National Equipment Services, Inc.

Dated: May 27, 2003	By:	/s/ Michael D. Milligan
Michael D. Milligan
Senior Vice President
and
Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

99.1	Third Forbearance Agreement and Amendment No. 10 to Amended and Restated Credit Agreement entered into as of May 14, 2003.